SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

        Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                Commission File Number 333-59029
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
                     Mount Vintage Plantation Golf Club, LLC
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             (Exact name of registrant as specified in its charter)

 108-1/2 Courthouse Square, P.O. Box 706, Edgefield, South Carolina 29824 (803) 637-5304
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            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Membership Units
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            (Title of each class of securities covered by this Form)

                                      None
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         (Titles of all classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X on the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to files reports:

               Rule 12g-4(a)(1)(i)   [ ]       Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(1)(ii)  [ ]       Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)   [ ]       Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii)  [ ]       Rule 15d-6           [ ]
               Rule 12h-3(b)(1)(i)   [X]

Approximate number of holders of record as to the certification of notice date:
   39
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Pursuant to the requirements of the Securities Exchange Act of 1934 (NAME OF
REGISTRANT AS SPECIFIED IN CHARTER) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   April 28, 1999                      BY: /s/ Bettis C. Rainsford
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                                            By Bettis C. Rainsford, Secretary, Treasurer & CFO
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INSTRUCTION: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the
General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.